EXHIBIT 10.2

RETENTION AGREEMENT

AGREEMENT by and between Indevus Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Michael W. Rogers (the “Executive”), effective as of April 11, 2008 (the “Effective Date”).

W I T N E S S E T H

WHEREAS, the Company has entered into an Executive Retirement Agreement with its Chief Executive Officer and the Board of Directors of the Company (the “Board”) wishes to encourage the commitment of certain executives of the Company to continue to remain employees of the Company during the transition period following the retirement of the Chief Executive Officer;

WHEREAS, the Board has determined to offer the Executive the benefits described in this Agreement to provide an incentive to encourage Executive to remain in the employ of the Company so that the Company may receive his continued dedication and assure the continued availability of his services and to assure that he will not provide services for a competing business in accordance with the terms hereof; and

WHEREAS, Executive has agreed to serve the Company pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.	RETENTION PERIOD.

(a) Employment. Executive agrees to continue to serve as an executive officer and employee of the Company pursuant to the terms of that certain Amended and Restated Employment Agreement dated effective as of October 1, 2007 by and between the Company and the Executive (the “Employment Agreement”) from the Effective Date until September 30, 2009 (the “Retention Period”), except that Executive shall retain his right to terminate the Employment Agreement pursuant to Section 6(a)(iii) and 6(a)(v) thereof.

The provisions of this Agreement shall supplement the provisions of the Employment Agreement which shall continue to remain in full force and effect following the execution hereof.

(b) Compensation. In addition to the compensation and benefits to be provided to the Executive under the Employment Agreement, in recognition of Executive’s agreement to continue in the employ of the Company and not seek employment elsewhere during the Retention Period, subject to the provisions of Section 2 hereof regarding termination and provided that the Executive has remained employed by the Company during the Retention Period, at the next payroll date of the Company applicable to its executive officers following the end of the Retention Period, the Company shall pay to the Executive an amount equal to six (6) months base salary based on the salary of the Executive as of the Effective Date (the “Retention Compensation”).

(c) Option Extension. In addition to the compensation set forth above in Section 1(b), in recognition of Executive’s agreement to continue in the employ of the Company and not seek employment elsewhere during the Retention Period, as of the Effective Date, all of the options to acquire common stock of the Company which have expiration dates during calendar 2008 or calendar 2009 that are currently held by the Executive are hereby extended such that the expiration date of each such option is extended for an additional twelve months from such respective expiration date. Following the execution hereof, the Company shall cause such extensions to be documented accordingly in its stock option records.

2.	TERMINATION OF EMPLOYMENT.

Except as limited above with respect to the Executive’s agreement to remain an employee of the Company and not terminate the Employment Agreement, the terms and provisions of the Employment Agreement shall continue to govern the employment relationship between the Executive and the Company.

In the event that the Executive’s employment is terminated before September 30, 2009, the following provisions shall govern payment of the Retention Compensation, if any:

(a) Upon termination pursuant to Section 6(a)(ii) or 6(a)(v) of the Employment Agreement, then as of the date of termination the Executive’s rights to receive any Retention Compensation shall terminate and the Company shall no longer be obligated to make any payments of the Retention Compensation.

(b) Upon termination pursuant to Section 6(a)(i) of the Employment Agreement in the event of death or disability, then promptly following the date of such termination the Company shall pay a portion of the Retention Compensation to the Executive to be pro-rated for time period the Executive provided his services from the Effective Date until the date of termination.

(c) Upon termination pursuant to Section 6(a)(iii) or (iv) of the Employment Agreement, then promptly following the date of such termination the Company shall pay the entire amount of the Retention Compensation to the Executive.

3.	WITHHOLDING TAXES.

The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom. Notwithstanding anything herein to the contrary, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed, and the Executive shall be responsible for any taxes, penalties and interest imposed on him including, but not limited to, under Section 409A of the Code in connection with the Agreement.

4.	ACKNOWLEDGEMENTS RESPECTING RESTRICTIVE COVENANTS.

(a) NO ADEQUATE REMEDY AT LAW. Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Company in the event that Executive breaches any of the restrictive covenants contained herein and that any such damages, in any event, would be inadequate and insufficient. Therefore, if Executive breaches any restrictive covenant, the Company and any of its subsidiaries or affiliates shall be entitled to an injunction restraining Executive from violating such restrictive covenant. If the Company or any of its subsidiaries or affiliates shall institute any action or proceeding to enforce a restrictive covenant, Executive hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that the Company or any of its respective subsidiaries or affiliates have an adequate remedy at law.

(b) INJUNCTIVE RELIEF NOT EXCLUSIVE REMEDY. In the event of a breach of any of the restrictive covenants, Executive agrees that, in addition to any injunctive relief as described in Section 4(a), the Company shall be entitled to any other appropriate legal or equitable remedy.

(c) THIS SECTION REASONABLE, FAIR AND EQUITABLE. Executive agrees that this Section 4 is reasonable, fair and equitable in light of his duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement and that it is necessary to protect the legitimate business interests of the Company and that Executive has had independent legal advice in so concluding.

(d) CONSTRUCTION. If any of the restrictions contained in this Agreement are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent or duration or otherwise, Executive and Company contemplate that the court shall revise such extent, duration or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

5.	SUCCESSORS; BINDING AGREEMENT.

(a) The provisions of this Agreement shall be binding upon the surviving or resulting corporation in any merger, consolidation, recapitalization or similar corporate transaction or the person or entity to which all or substantially all of the Company’s assets are transferred.

(b) In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

6.	NOTICE.

(a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:

To the most recent address set forth in the personnel records of the Company;

If to the Company:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421

Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.	INDEMNIFICATION.

The Company will continue to indemnify the Executive pursuant to the indemnification agreement previously entered into between the Company and the Executive which shall remain in force and effect, and otherwise Company will enter into an indemnification agreement with the Executive substantially identical to the previously one.

8.	SEVERABILITY OF PROVISIONS.

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

9.	ACKNOWLEDGMENT.

The Executive acknowledges: (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company; and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

10.	NO ASSIGNMENT.

(a) This Agreement constitutes a personal service agreement, and the performance of the Executive’s obligations hereunder may not be transferred or assigned by the Executive. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without the Company’s prior written consent; provided that nothing in this subsection 10(a) shall preclude the Executive from designating a beneficiary to receive, upon his death, any benefit payable hereunder, or the executors, administrators, or other legal representatives of the Executive’s estate from assigning any rights hereunder to the person or persons entitled thereto.

(b) Except as otherwise required by law, without the Company’s prior written consent, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to exclusion, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

11.	ENTIRE AGREEMENT: MODIFICATION.

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

12.	NON-WAIVER.

The failure of either party to insist upon the strict performance of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

13.	GOVERNING LAW.

The validity, interpretation, enforceability, and performance of this Agreement shall, to the extent not otherwise preempted by federal law, be governed by and construed in accordance with the law of the Commonwealth of Massachusetts without giving effect to its conflict of state laws principles.

14.	HEADINGS.

The headings of paragraphs are inserted for convenience and shall not affect the interpretation of this Agreement on the day and year first above written.

15.	COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 11th day of April, 2008.

EXECUTIVE:	COMPANY:

INDEVUS PHARMACEUTICALS, INC.

/s/ Michael W. Rogers	By:	/s/ Glenn L. Cooper
Name: Michael W. Rogers	Name:	Glenn L. Cooper
	Title:	Chief Executive Officer

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